Exhibit 10.8

[DATE]

[EMPLOYEE]

[ADDRESS]

[ADDRESS]

Dear [EMPLOYEE]:

You are currently employed by ON24, Inc. (“ON24” or the “Company”) pursuant to the terms of a written agreement with the Company dated [DATE] (the “Agreement”). The Agreement sets forth, or may set forth, certain severance benefits that you are entitled to receive under specified circumstances, subject to terms and conditions set forth in the Agreement. Based on a May 21, 2019 Unanimous Written Consent of the Company’s Board of Directors (the “UWC”), the Company has adopted a severance program that applies to certain of its executive and non-executive employees (the “Severance Program”), subject to the employees’ right to opt-out of the Severance Program in their sole discretion (the “Opt-Out Right”), for example if the employees determine that their existing severance benefits, if any, are superior to the benefits provided in the Severance Program.

The Company is pleased to present this letter agreement (“Severance Program Agreement”) to you in connection with its Severance Program. If you would like to participate in the Severance Program, then you should sign, date and return this Severance Program Agreement to Mike Badgis, Vice President, Global Human Resources & Facilities, by no later than seven (7) calendar days after the date of this letter agreement (the “Expiration Date”). Absent doing so, we will assume that you are exercising your Opt-Out Right and have chosen not to participate in the Severance Program.

If you elect to participate in the Severance Program, you and the Company agree that your Agreement is hereby amended as stated herein, and that the Company will provide the severance benefits set forth below, which you agree constitute consideration to which you would not otherwise be entitled absent your timely execution and return of this Severance Program Agreement.

This Severance Program Agreement supersedes and replaces any and all severance compensation and/or benefits, including, without limitation, cash severance, COBRA reimbursement and equity acceleration rights under any prior agreements, arrangements, programs and plans previously offered by the Company to you, including, without limitation, the Agreement and any other oral or written promises, and by signing below you hereby waive your rights to such other severance compensation and/or benefits.

This Severance Program Agreement is intended to be a top hat welfare benefit plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The Severance Program offered to you is as follows:

(1)

Severance Benefits Not In Connection With a Change in Control. If, at any time, ON24 terminates your employment without Cause (as defined herein), and provided such separation constitutes a separation from service (as defined by Treasury Regulation 1.409A-1(h)), then subject to the conditions described below, you will be eligible for the following severance benefits:

(A)

The Company will pay you severance payments in the form of continuation of base salary for [TIER 1 - six (6)] [TIER 2 – three (3)] months, less applicable withholdings, with such payments to start on the next payroll date following the effective date of the release described below, provided that if the Release Period (as defined below) spans two calendar years, the severance payments will not begin earlier than the first payroll date of the later calendar year (subject to any delay as may be required for compliance with Internal Revenue Code Section 409A (“Section 409A”)); and

www.on24.com	T (415) 369-8000 | F (415) 369-8388

(B)

provided you timely elect continued coverage under COBRA, the Company will reimburse you for the cost of your COBRA premiums for you and your eligible dependents until the earlier of (i) [TIER 1 - six (6)] [TIER 2 – three (3)] months following your termination of employment or (ii) the date you and your eligible dependents are no longer eligible for COBRA; provided, however, if, at the time of your termination of employment, the Company determines that providing the COBRA reimbursement in this paragraph would result in a violation of law or an excise tax to the Company, then the Company will instead pay you a lump sum payment equal to [TIER 1 - six (6)] [TIER 2 – three (3)] months of your estimated COBRA premiums, less applicable withholdings, within 10 days following the effective date of the release described below, provided that if the Release Period spans two calendar years, the payment will not be made earlier than the first business day of the later calendar year (subject to any delay as may be required for compliance with Section 409A).

(2)

Severance Benefits In Connection With a Change in Control. If upon or within one (1) year following a Change in Control (as defined herein), your employment is terminated by the Company without Cause (as defined herein), or you resign for Good Reason (as defined herein), and provided such separation constitutes a separation from service (as defined by Treasury Regulation 1.409A-1(h)), then in lieu of the Severance Benefits Not In Connection With a Change in Control, as described above, subject to the conditions set forth below, you will be eligible for the following severance benefits:

(A)

The Company will pay you severance payments in the form of continuation of base salary for [TIER 1 - twelve (12)] [TIER 2 – six (6)] months and a prorated target bonus, less applicable withholdings, with such payments to start on the next payroll date following the effective date of the release described below, provided that if the Release Period spans two calendar years, the severance payments will not begin earlier than the first payroll date of the later calendar year (subject to any delay as may be required for compliance with Section 409A);

(B)	The Company will accelerate the vesting of [100%] [50%] [0%] of your unvested equity awards; and

(C)

provided you timely elect continued coverage under COBRA, the Company will reimburse you for the cost of your COBRA premiums for you and your eligible dependents until the earlier of (i) [TIER 1 - twelve (12)] [TIER 2 – six (6)] months following your termination of employment or (ii) the date you and your eligible dependents are no longer eligible for COBRA; provided, however, if, at the time of your termination of employment, the Company determines that providing the COBRA reimbursement in this paragraph would result in a violation of law or an excise tax to the Company, then the Company will instead pay you a lump sum payment equal to [TIER 1 - twelve (12)] [TIER 2 – six (6)] months of your estimated COBRA premiums, less applicable withholdings, within 10 days following the effective date of the release described below, provided that if the Release Period spans two calendar years, the payment will not be made earlier than the first business day of the later calendar year (subject to any delay as may be required for compliance with Section 409A).

www.on24.com	T (415) 369-8000 | F (415) 369-8388

(3)

Severance Conditions. You will not receive any severance benefits if your employment is terminated for Cause or based on your voluntary resignation that is not for Good Reason. Your receipt of the severance benefits set forth herein is conditional upon your continuing to comply with all of your legal and contractual obligations to the Company and your delivering to the Company a general release of claims in favor of the Company in a form the Company will provide you that becomes effective and irrevocable on or before the sixtieth (60th) day following your termination date (the “Release Period”). If these conditions are met, your severance benefits will be provided as indicated above.

(4)	Definitions.

(A)	For purposes of this Severance Program Agreement, “Cause” shall be as defined in Section 2.1(d)(i) through (vii) of the ON24, Inc. 2014 Stock Plan (the “2014 Stock Plan”).

(B)	For purposes of this Severance Program Agreement, “Change in Control” shall be as defined in Section 2.1(e) of the 2014 Stock Plan.

(C)

For purposes of this Severance Program Agreement, “Good Reason” shall mean your resignation from employment with the Company following the occurrence of any of the following events without your prior written consent: (1) a significant reduction in your duties, position or responsibilities in effect immediately prior to such reduction (provided, however, that any such reduction will not constitute “Good Reason” in the context of a Change in Control if you are asked to assume substantially similar duties and responsibilities in a larger entity after such Change in Control and such reduction will not be deemed to have occurred solely because of a change in title); (2) a material reduction of current base salary; or (3) a relocation to a worksite that is more than (50) miles from the then existing worksite; provided that, in any such case, you: (a) provide written notice to the Company of the condition(s) claimed to constitute grounds for Good Reason within sixty (60) days of the initial existence of such condition(s); and, (b) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice (the “Cure Period”); and, (c) your resignation from employment is effective within thirty (30) days after the Cure Period is complete.

(5)

409A. It is intended that all of the severance benefits and other payments payable under this Severance Program Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Severance Program Agreement will be construed to the greatest extent possible as consistent with those provisions. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Severance Program Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Severance Program Agreement, if you are deemed by the Company at the time of your separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any of the payments upon separation from service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation

www.on24.com	T (415) 369-8000 | F (415) 369-8388

under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your separation from service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

The Company shall require any immediate and future successor(s) (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets to assume this Severance Program Agreement and to agree expressly to perform this Severance Program Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Severance Program Agreement, the term “Company” or “ON24” shall include any successor to the Company’s business and/or assets or which becomes bound by this Severance Program Agreement by operation of law. In addition, this Severance Program Agreement and all rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

The administrator of this Severance Program Agreement is the Company, which shall interpret the agreement’s provisions. Any determination by the administrator is final, binding and conclusive. If you believe you are entitled to a payment under this Severance Program Agreement that you have not received, you may submit a written claim for benefits in accordance with the Claim Procedures set forth in Addendum A attached hereto and whose provisions form a part of this Severance Program Agreement.

This Severance Program Agreement, along with the Agreement (as modified herein), sets forth the terms of your employment with ON24 and supersedes any prior representations or agreements with respect to their subject matter. The terms set forth herein may not be modified or amended except by a written agreement signed by the Company and you.

To indicate your agreement to these terms, please sign and date below and return this Severance Program Agreement to me no later than the Expiration Date.

Sincerely,

J. Michael Badgis
Vice President, Global Human Resources
& Facilities

Understood, Accepted and Agreed To:

[EMPLOYEE NAME] Date

www.on24.com	T (415) 369-8000 | F (415) 369-8388

Addendum A

ON24, Inc.

Severance Program Agreement

Claims Procedure

The administrator of the Severance Program Agreement (the “Agreement”) is the Company. The administrator reviews and authorizes payment of severance benefits under the provisions of the Agreement. No claim forms need be submitted. Questions regarding payment of severance benefits under the Agreement should be directed to the administrator.

If you believe that you are not receiving severance benefits which are due, you should file a written claim for the benefits with the administrator. A decision on whether to grant or deny the claim will be made within 90 days following receipt of the claim. If more than 90 days is required to render a decision, you will be notified in writing of the reasons for delay. In any event, however, a decision to grant or deny a claim will be made by not later than 180 days following the initial receipt of the claim.

If the claim is denied, in whole or in part, you will receive a written explanation containing the following information:

•	The specific reason(s) for the denial, including a reference to the Agreement provisions on which the denial is based;

•	A description of any additional material or information necessary for you to perfect the claim and an explanation of why such material or information is necessary; and

•

A description of the Agreement’s review procedures and the time limits applicable to such procedures, including a statement of your right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.

If you wish to appeal this denial, you may write within 60 days after receipt of the notification of denial. The claim will then be reviewed by the administrator, and you will receive written notice of the final decision within 60 days after the request for review. If more than 60 days are required to render a decision, you will be notified in writing of the reasons for delay. In any event, however, you will receive a written notice of the final decision within 120 days after the request for review.

As part of the Agreement’s appeal process, you will be afforded:

•	The opportunity to submit written comments, documents, records, and other information relating to the claim for benefits;

•	Upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to your claim for benefits; and

•

A review that takes into account all comments, documents, records and other information submitted by you relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

www.on24.com	T (415) 369-8000 | F (415) 369-8388

If the decision on appeal is upheld, in whole or in part, you will receive a written explanation containing the following information:

•	The specific reason(s) for the decision, including a reference to the Agreement provisions on which the decision is based;

•	A statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records and other information relevant to your claim for benefits; and

•	A statement of your right to bring an action under Section 502(a) of ERISA.

No legal action for benefits under this Agreement may be brought unless the action is commenced within one (1) year from the date of the final decision on appeal has been made. No person may bring an action for any alleged wrongful denial of Agreement benefits in a court of law unless the claims procedures set forth above are exhausted and a final determination is made. If you or another interested person challenges a decision, a review by the court of law will be limited to the facts, evidence and issues presented during the claims procedure set forth above. Facts and evidence that become known to you or another interested person after having exhausted the claims procedure must be brought to the attention of the administrator for reconsideration of the claims determination. Issues not raised with the administrator will be deemed waived.

www.on24.com	T (415) 369-8000 | F (415) 369-8388